Exhibit 99.1

January 14, 2014

ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention:	Randy S. Ronning
Chairman of the Board

Due to the considerable time demands associated with my responsibilities at Comcast and NBCUniversal for the foreseeable future, I will no longer be able to serve on the Board of Directors of ValueVision Media, Inc. Therefore, it is with regret that I hereby tender my resignation as a Director, effective immediately.  My resignation is not due to any material disagreement with the Company on any matter relating to the company's operations, policies or practices.

I've enjoyed my time on the ValueVision Board of Directors and wish you and the Company great success.

Sincerely,

/s/ Robert S. Pick

Robert S. Pick